News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND 2008 YEAR-END RESULTS

•	Earnings of $2.25 per diluted share, up 10% over 2007;
•	EBITDA of $146.3 million, up 16% over 2007;
•	Annual premium revenues of $3.1 billion, up 26% over 2007;
•	Aggregate membership up 9% over 2007; and
•	2009 guidance confirmed at range of $2.20 to $2.40 per diluted share.

Long Beach, California (February 11, 2009) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the fourth quarter and year ended December 31, 2008.

Net income for the quarter ended December 31, 2008, was $15.5 million, or $0.58 per diluted share, compared with net income of $17.9 million, or $0.63 per diluted share, for the quarter ended December 31, 2007.  Net income for the year ended December 31, 2008, increased to $62.4 million, or $2.25 per diluted share, compared with net income of $58.3 million, or $2.05 per diluted share, for the year ended December 31, 2007.

In commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, said, “Our results in 2008 give us confidence as we look forward to 2009.  For nearly 30 years, Molina Healthcare has delivered solid financial performance while providing quality care to financially vulnerable populations in a cost-effective manner.  2008 was no different.  Had our 2008 investment income matched 2007, our earnings would have increased 23% year-over-year.  The challenges of 2009 provide us with the opportunity to strengthen our business as we continue to provide quality care to those who most need it.”

Earnings Per Share Guidance

The Company confirms its guidance issued on January 22, 2009, for fiscal year 2009 earnings per diluted share of between $2.20 and $2.40, with revenue of approximately $3.6 billion, an administrative expense ratio of approximately 10.5%, and net income of between $59 million and $65 million.  The Company expects its effective tax rate to be approximately 41%, and its shares outstanding, for the purpose of calculating diluted EPS, to be approximately 27 million for the year ended December 31, 2009.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

Financial Results – Comparison of Quarters Ended December 31, 2008 and 2007

Premium revenue for the fourth quarter of 2008 was $808.9 million, an increase of $138.3 million, or 21%, over the $670.6 million of premium revenue for the fourth quarter of 2007.  Medicare premium revenue for the fourth quarter of 2008 was $22.7 million, compared with $17.2 million in the fourth quarter of 2007.  Consolidated membership increased 9% between December 31, 2008 and December 31, 2007.

Significant contributors to the $138.3 million increase in quarterly premium revenue in 2008, compared with 2007 included the following:

•
A $44.2 million increase in Medicaid premium revenue at the Ohio health plan due to higher enrollment.  The higher enrollment in the Ohio health plan was primarily due to the transfer of approximately 35,000 Covered Families and Children (CFC) members from another health plan in the Central region effective April 1, 2008.  Effective September 1, 2008, the Ohio health plan also added approximately 4,000 Aged, Blind or Disabled (ABD) members in the Central and West Central regions, which drove the $6.0 million sequential Medicaid premium revenue increase.

•	A $29.0 million increase in Medicaid premium revenue as a result of the acquisition of the Missouri health plan on November 1, 2007.

•	A $13.7 million increase in Medicaid premium revenue at the Washington health plan, primarily due to higher enrollment.

•
An $11.0 million increase in Medicaid premium revenue at the California health plan, primarily due to higher enrollment.  Sequentially, the California health plan’s Medicaid premium revenue increased $6.7 million, primarily due to rate increases in San Diego County (effective retroactive to July 1, 2008) and San Bernardino and Riverside counties effective October 1, 2008.  These increases were partially offset by a decrease in premium rates in Los Angeles County effective October 1, 2008.  Rate cuts intended to be implemented by the state with respect to all of the Company’s California Medicaid contracts as of July 1, 2008 had no effect on revenue in the fourth quarter as a result of a court injunction issued on August 18, 2008 that stayed those rate cuts.

•
An $11.4 million increase in Medicaid premium revenue at the Utah health plan, primarily due to increases in revenue as a result of higher medical expenses incurred under the Company’s cost-plus contract in that state.

•
A $5.5 million increase in Medicare premium revenue across all health plans serving Medicare members, due to higher enrollment.  During the fourth quarter of 2008, Medicare revenue was reduced by approximately $3.5 million due to accruals for amounts estimated to be owed back to the Federal government for the 2008 Part D pharmacy reconciliation.

Investment income for the fourth quarter of 2008 decreased $5.4 million to $3.6 million, from $9.0 million earned in the fourth quarter of 2007.  This 60% decline was due to declining interest rates in 2008.  The Company’s annualized portfolio yield decreased to 3.1% for 2008, compared with 5.2% for 2007.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

Medical care costs as a percentage of premium revenue (the medical care ratio) increased to 84.7% in the fourth quarter of 2008, from 83.6% in the fourth quarter of 2007.  Sequentially, the medical care ratio increased from 84.6% for the quarter ended September 30, 2008.  Excluding Medicare, the Company’s medical care ratio was 84.3% in the fourth quarter of 2008, 83.7% in the fourth quarter of 2007, and 84.9% in the third quarter of 2008.

•
The medical care ratio of the California health plan was 86.7% for the quarter, up from 82.8% in the fourth quarter of 2007 and down from 89.1% in the third quarter of 2008.  The year-over-year increase in the plan’s medical care ratio was caused primarily by higher fee-for-service and capitation costs.

•
The medical care ratio of the Michigan health plan was 76.4% for the quarter, down from 84.4% in the fourth quarter of 2007 and 79.7% in the third quarter of 2008.  The year-over-year and sequential decreases in the plan’s medical care ratio were primarily due to premium increases, with little change in PMPM medical costs.

•	The medical care ratio of the Missouri health plan was 75.0% for the quarter, down from 85.9% in the fourth quarter of 2007 and 80.6% in the third quarter of 2008.

•
The medical care ratio of the New Mexico health plan was 82.0% for the quarter, up from 81.0% in the fourth quarter of 2007 and down from 87.4% in the third quarter of 2008.  The sequential decrease was primarily due to lower PMPM fee-for-service costs.

•	The medical care ratio of the Ohio health plan, by line of business, was as follows:

	Three Months Ended
	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Covered Families and Children (CFC)	89.2%	89.9%	86.3%
Aged, Blind or Disabled (ABD)	95.1	94.6	97.0
Aggregate	91.5%	91.5%	90.3%

Sequentially, the medical care ratio for the CFC line of business decreased 70 basis points primarily due to lower capitation costs.  The sequential increase in the medical care ratio for the ABD line of business was primarily due to out of period psychiatric capitation expense which added 100 basis points to the fourth quarter 2008 medical care ratio.

•
The medical care ratio of the Texas health plan was 73.6% for the quarter, up from 54.1% in the fourth quarter of 2007 and down from 79.8% in the third quarter of 2008.  The sequential decrease was primarily due to lower fee-for-service medical costs.  During the fourth quarter of 2008, the Texas health plan reduced revenue $2.1 million to record adjustments relating to its profit-sharing agreement with the state of Texas.

•
The medical care ratio of the Utah health plan was 92.0% for the quarter, down from 99.7% in the fourth quarter of 2007 and up from 86.0% in the third quarter of 2008.  The sequential increase was primarily due to Medicare reconciliation adjustments that were recorded during the third and fourth quarters of 2008.  Those adjustments decreased revenue by approximately $0.9 million in the fourth quarter of 2008 and increased revenue by approximately $2.7 million in the third quarter of 2008.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

•
The medical care ratio of the Washington health plan was 83.0% for the quarter, up from 77.9% in the fourth quarter of 2007 and 76.5% in the third quarter of 2008.  The sequential increase was primarily due to higher fee-for-service specialist and hospital costs.

Days in medical claims and benefits payable were 41 days at December 31, 2008, a 7% decrease from the 44 days reported at September 30, 2008 and a 21% decrease from the 52 days reported at December 31, 2007.  As of December 31, 2008, medical claims inventory (measured as the total billed charges of all claims received but not paid as of the reporting date) had decreased approximately 22% since September 30, 2008 and 46% since December 31, 2007.  The Company’s reserving methodology is consistently applied across all periods presented.

General and administrative expenses were $91.6 million, or 11.3% of total revenue, for the fourth quarter of 2008, compared with $80.5 million, or 11.8% of total revenue, for the fourth quarter of 2007.

Core G&A expenses (defined as G&A expenses less premium taxes) were 8.1% of revenue in the fourth quarter of 2008, compared with 8.8% in the fourth quarter of 2007 and 8.0% in the third quarter of 2008.  The decrease in core G&A compared with the fourth quarter of 2007 was primarily due to lower administrative payroll as a percentage of revenue, as indicated in the table below.

	Three Months Ended December 31,
(in thousands)	2008		2007
	Amount	% of Total Revenue	Amount	% of Total Revenue
Medicare-related administrative costs	$4,929	0.6%	$3,760	0.5%
Non Medicare-related administrative costs:
Administrative payroll, including employee incentive compensation	49,162	6.1	45,193	6.7
Florida health plan start up expenses	1,000	0.1	–	–
All other administrative expense	10,442	1.3	10,796	1.6
Core G&A expenses	$65,533	8.1%	$59,749	8.8%

Income taxes were recorded at an effective rate of 38.6% in the fourth quarter of 2008, compared with 36.9% in the fourth quarter of 2007.  The net increase in the Company’s effective tax rate was primarily the result of a change in Michigan state taxes effective January 1, 2008 that increased state income taxes, partially offset by net discrete tax benefits recorded in the fourth quarter of 2008 related primarily to California enterprise zone credits.  Absent the net discrete tax benefits recorded during the fourth quarter of 2008, our effective tax rate for the fourth quarter of 2008 would have been approximately 41%.

Financial Results – Comparison of Years Ended December 31, 2008 and 2007

Premium revenue for the year ended December 31, 2008 was $3,091.2 million, an increase of $628.8 million, or 26%, over the $2,462.4 million of premium revenue for the year ended December 31, 2007.  Medicare premium revenue for 2008 was $95.1 million, compared with $49.3 million for 2007.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

Significant contributors to the $628.8 million increase in annual premium revenue included the following:

•	A $194.6 million increase in Medicaid premium revenue at the Missouri health plan, primarily a result of the Company’s acquisition of this plan on November 1, 2007.

•	A $166.6 million increase in Medicaid premium revenue at the Ohio health plan due to higher enrollment, particularly in the Covered Families and Children (CFC) population.

•	A $78.7 million increase in Medicaid premium revenue at the New Mexico health plan, primarily due to higher enrollment.

•	A $51.4 million increase in Medicaid premium revenue at the Washington health plan, primarily due to higher rates.

•	A $45.8 million increase in Medicare premium revenue across all health plans that serve Medicare enrollees, primarily due to increased enrollment.

•	A $34.3 million increase in Medicaid premium revenue at the California health plan, primarily due to increased enrollment.

Investment income for 2008 decreased $9.0 million to $21.1 million, from $30.1 million earned in 2007.  This 30% decline was due to declining interest rates in 2008.

Medical care costs as a percentage of premium revenue (the medical care ratio) increased to 84.8% in 2008 from 84.5% in 2007.  Excluding Medicare, the Company’s medical care ratio was 84.8% in 2008, compared with 84.7% in 2007.

•
The medical care ratio of the California health plan was 87.2% for 2008, up from 81.9% in 2007.  The increase in the plan’s medical care ratio was caused primarily by increased fee-for-service and pharmacy costs that proportionally exceeded the increased revenue from premium rate increases.

•
The medical care ratio of the Michigan health plan was 79.6% for 2008, down from 84.0% in 2007.  This decrease was caused primarily by premium rate increases that proportionally exceeded the plan’s increased medical costs.

•
The medical care ratio of the Missouri health plan was 81.8% for 2008, down from 85.9% in 2007.  Premium increases were proportionally greater than PMPM medical costs due to revised provider contracts and a fee schedule increase effective July 1, 2008.

•
The medical care ratio of the New Mexico health plan was 82.1% in 2008, down from 82.6% in 2007.  Between July 1, 2008 and December 31, 2008, the New Mexico health plan received a blended rate decrease of approximately 3% under the plan’s Medicaid Salud! contract and two separate contracts serving membership under the state’s coverage initiative for the uninsured.  The impact of this blended rate decrease was exceeded by the reversal of a $12.9 million accrual established as of December 31, 2007, pursuant to a minimum medical care ratio contract provision.  In 2007, the New Mexico health plan had recorded a charge of $6.0 million related to this contract provision.  Absent the impact of the minimum medical care ratio contract provision, the New Mexico health plan’s MCR would have been 85.2% in 2008, compared with 80.8% in 2007, due to higher fee-for-service and capitation costs and lower PMPM premium revenue.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

•	The medical care ratio of the Ohio health plan, by line of business, was as follows:

	Dec. 31, 2008	Dec. 31, 2007
Covered Families and Children (CFC)	89.7%	88.6%
Aged, Blind or Disabled (ABD)	93.7	94.7
Aggregate	91.1%	90.4%

•	The medical care ratio of the Texas health plan was 76.5% in 2008, down from 77.1% in 2007. Increased premiums more than offset higher medical costs.

•
The medical care ratio of the Utah health plan was 89.1% in 2008, down from 94.0% in 2007.  In 2007, the Utah health plan had recorded a $4.2 million reduction of revenue as a result of a reconciliation of amounts due the state of Utah under a savings sharing arrangement.  Absent the savings sharing adjustment, the medical care ratio in 2007 would have been 90.7%.

•	The medical care ratio of the Washington health plan was 81.0% in 2008, up from 79.6% in 2007, primarily due to higher fee-for-service specialist and hospital costs.

General and administrative expenses were $344.8 million, or 11.1% of total revenue, for 2008, compared with $285.3 million, or 11.5% of total revenue, for 2007.

Core G&A expenses were 8.0% of revenue in 2008, compared with 8.2% in 2007.  The decrease in core G&A compared with 2007 was primarily due to lower administrative payroll as a percentage of revenue, as indicated in the table below.

	Year Ended December 31,
(in thousands)	2008		2007
	Amount	% of Total Revenue	Amount	% of Total Revenue
Medicare-related administrative costs	$18,451	0.6%	$9,778	0.4%
Non Medicare-related administrative costs:
Administrative payroll, including employee incentive compensation	190,932	6.1	163,420	6.6
Florida health plan start up expenses	2,495	0.1	–	–
All other administrative expense	37,768	1.2	31,077	1.2
Core G&A expenses	$249,646	8.0%	$204,275	8.2%

Income taxes were recorded at an effective rate of 39.9% for the year ended December 31, 2008, compared with 37.8% in the prior year.  The increase in the Company’s effective tax rate was primarily the result of an increase in Michigan state taxes effective January 1, 2008, partially offset by net discrete tax benefits recorded during the year relating primarily to California enterprise zone credits.  Absent the discrete tax benefits, the Company’s effective tax rate for the year ended December 31, 2008 would have been approximately 41%.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

Cash Flow

Cash provided by operating activities for the year ended December 31, 2008 was $40.4 million, compared with cash provided by operating activities of $158.6 million for 2007, a decrease of $118.2 million.

Significant contributors to this decrease included the following:

•	Increased receivables of approximately $32 million, primarily in Ohio and Missouri;
•	Decreased medical claims and benefits payable of approximately $26 million;
•	Decreased deferred revenue of approximately $33 million, primarily due to the timing of the Ohio health plan’s receipts of premium payments from the state of Ohio;
•
Decreased accounts payable and accrued liabilities of approximately $19 million, primarily due to the 2008 release of the New Mexico health plan accrual (recorded prior to 2008) to meet a contractually required minimum medical care ratio; and

•
Increased income tax accounts of approximately $24 million due to the 2008 increase in income taxes receivable, combined with the 2007 decrease in income taxes payable, as a result of the timing of receipts and payments.

At December 31, 2008, the Company had cash and investments (not including restricted investments) of approximately $635.2 million, including auction rate securities with a fair value of $58.2 million that were reclassified as non-current assets in the first quarter of 2008.  At December 31, 2008, the parent company had cash and investments of approximately $68.9 million, including auction rate securities with a fair value of $16.4 million.

EBITDA (1)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating income	$27,467	$30,633	$112,605	$98,327
Add back:
Depreciation and amortization expense	8,691	7,693	33,688	27,967
EBITDA	$36,158	$38,326	$146,293	$126,294

(1)
The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes depreciation and amortization expense, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in our industry.

Securities Repurchase Programs

In January 2009, the Company announced that its Board of Directors has authorized the repurchase of up to $25 million in aggregate of either the Company’s common stock or its 3.75% convertible senior notes due 2014.  The repurchase program will be funded with working capital, and repurchases may be made from time to time on the open market or through privately negotiated transactions.  The repurchase program extends through June 30, 2009, but the Company reserves the right to suspend or discontinue the program at any time.  To date for 2009, the Company has not effected any repurchases of its securities.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

During the fourth quarter of 2008, the Company repurchased approximately 722,000 shares of its common stock for $17.3 million (average cost of approximately $23.92 per share).  Shares used for computing diluted earnings per share for the fourth quarters of 2008 and 2007 were 26.8 million and 28.5 million, respectively.

During 2008, the Company repurchased approximately 1.9 million shares at an aggregate purchase price of $50 million pursuant to the two share repurchase programs announced during 2008.

Conference Call

The Company’s management will host a conference call and webcast to discuss its fourth quarter and year-end results at 5:00 p.m. Eastern Time on Wednesday, February 11, 2009.  The telephone number for this interactive conference call is 212-231-2928, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning approximately one hour following the conclusion of the call and webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s ten licensed health plan subsidiaries in California, Florida, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.26 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “should,” “believes,” “expects” or ”expectations,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions.  In addition, any statements that explicitly or implicitly refer to 2009 earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on our current expectations and assumptions which are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or SCHIP or to maintain current membership eligibility thresholds and criteria; the successful management of our medical costs and the achievement of our projected medical care ratios in all our health plans, including the reduction of the medical care ratio of our Ohio health plan; the success of our efforts to leverage our administrative costs to address the needs associated with increased enrollment; risks related to our limited experience operating in Florida and attendant claims estimation difficulties; growth in our Medicaid and Medicare enrollment consistent with our expectations; uncertainties regarding the impact of federal health care reform efforts and the new presidential administration; rate increases and the maintenance of existing rate levels that are consistent with our expectations; our inability to pass on to our contracted providers any rate cuts under our governmental contracts; the budget and liquidity crisis in California and the state's inability to make payment under its contracts with our California health plan; the successful resolution of pending rate litigation in California; the renewal of the provider premium tax beyond October 1, 2009; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans, including the re-selection of our Michigan and Missouri health plans in response to Medicaid RFPs in 2009; in light of the current turmoil and illiquidity in credit markets, the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs; the illiquidity of our auction rate securities; the successful and cost-effective integration of our acquisitions; earnings seasonality; interest rates on invested balances that are lower than expected; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory and programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; the favorable resolution of litigation or arbitration matters; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of the date of this release.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue:
Premium revenue	$808,895	$670,605	$3,091,240	$2,462,369
Investment income	3,609	9,024	21,126	30,085
Total operating revenue	812,504	679,629	3,112,366	2,492,454

Expenses:
Medical care costs	684,781	560,839	2,621,312	2,080,083
General and administrative expenses	91,565	80,464	344,761	285,295
Depreciation and amortization	8,691	7,693	33,688	27,967
Impairment charge on purchased software	–	–	–	782
Total expenses	785,037	648,996	2,999,761	2,394,127

Operating income	27,467	30,633	112,605	98,327
Interest expense	(2,155)	(2,251)	(8,714)	(4,631)

Income before income taxes	25,312	28,382	103,891	93,696
Provision for income taxes	9,771	10,471	41,493	35,366
Net income	$15,541	$17,911	$62,398	$58,330

Net Income Per Share:
Basic	$0.58	$0.63	$2.25	$2.06
Diluted	$0.58	$0.63	$2.25	$2.05

Weighted average number of common shares and potentially dilutive common shares outstanding	26,813,000	28,536,000	27,772,000	28,419,000

Operating Statistics:
Ratio of direct medical care costs to premium revenue	82.2%	81.0%	82.3%	81.8%
Ratio of administrative costs included in medical care costs to premium revenue	2.5	2.6	2.5	2.7
Medical care ratio (1)	84.7%	83.6%	84.8%	84.5%
General and administrative expense ratio (2) excluding premium taxes (core G&A ratio)	8.1%	8.8%	8.0%	8.2%
Premium taxes included in general and administrative expenses	3.2	3.0	3.1	3.3
Total general and administrative expense ratio	11.3%	11.8%	11.1%	11.5%
Depreciation and amortization expense ratio (2)	1.1%	1.1%	1.1%	1.1%
Effective tax rate	38.6%	36.9%	39.9%	37.8%

(1)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(2)	Computed as a percentage of total revenue.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	Dec. 31, 2008	Dec. 31, 2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$387,162	$459,064
Investments	189,870	242,855
Receivables	128,562	111,537
Income taxes refundable	4,019	−
Deferred income taxes	4,603	8,616
Prepaid expenses and other current assets	14,766	12,521
Total current assets	728,982	834,593
Property and equipment, net	65,058	49,555
Goodwill and intangible assets, net	192,599	207,223
Investments	58,169	−
Deferred income taxes	4,488	−
Restricted investments	38,202	29,019
Receivable for ceded life and annuity contracts	27,367	29,240
Other assets	34,321	21,675
Total assets	$1,149,186	$1,171,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$292,442	$311,606
Accounts payable and accrued liabilities	66,247	69,266
Deferred revenue	29,538	40,104
Income taxes payable	−	5,946
Total current liabilities	388,227	426,922
Long-term debt	200,000	200,000
Deferred income taxes	−	10,136
Liability for ceded life and annuity contracts	27,367	29,240
Other long-term liabilities	22,928	14,529
Total liabilities	638,522	680,827

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 26,725 shares at December 31, 2008, and 28,444 shares at December 31, 2007	27	28
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital	146,179	185,808
Accumulated other comprehensive (loss) income	(2,310)	272
Retained earnings	387,158	324,760
Treasury stock, at cost; 1,201 shares at December 31, 2008 and 2007	(20,390)	(20,390)
Total stockholders’ equity	510,664	490,478
Total liabilities and stockholders’ equity	$1,149,186	$1,171,305

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating activities:
Net income	$15,541	$17,911	$62,398	$58,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,691	7,693	33,688	27,967
Other-than-temporary impairment and unrealized loss on investment	7,565	−	7,565	−
Gain on settlement rights agreement	(6,907)	−	(6,907)	−
Deferred income taxes	4,447	(4,918)	(1,688)	(9,057)
Stock-based compensation	2,042	1,950	7,811	7,188
Amortization of deferred financing costs	407	396	1,626	1,042
Loss on disposal of property and equipment	142	−	142	−
Tax provision from employee stock compensation recorded as additional paid-in capital	(88)	−	(335)	−
Changes in operating assets and liabilities:
Receivables	41,198	28,317	(17,025)	15,007
Prepaid expenses and other current assets	(364)	(750)	(2,245)	(2,911)
Medical claims and benefits payable	(6,345)	(11,991)	(19,164)	6,683
Accounts payable and accrued liabilities	(4,238)	4,417	(4,904)	18,700
Deferred revenue	10,385	(1,939)	(10,566)	21,984
Income taxes	(11,774)	4,704	(9,965)	13,693
Net cash provided by operating activities	60,702	45,790	40,431	158,626

Investing activities:
Purchases of property and equipment	(6,376)	(5,785)	(34,690)	(22,299)
Purchases of investments	(81,852)	(178,863)	(263,229)	(264,115)
Sales and maturities of investments	57,628	44,426	246,524	103,718
Cash paid in business purchase transactions	−	(70,172)	(1,000)	(70,172)
Increase in restricted cash	(1,692)	(757)	(9,183)	(8,365)
Increase in other assets	(8,395)	(1,409)	(8,973)	(4,330)
Increase in other long-term liabilities	1,820	2,721	6,031	9,290
Net cash used in investing activities	(38,867)	(209,839)	(64,520)	(256,273)

Financing activities:
Treasury stock purchases	(17,703)	−	(49,940)	−
Proceeds from issuance of convertible senior notes	−	200,000	−	200,000
Repayment of amounts borrowed under credit facility	−	(20,000)	−	(45,000)
Payment of convertible senior notes fees	−	(6,498)	−	(6,498)
Payment of credit facility fees	−	−	−	(551)
Excess tax benefits from employee stock compensation	−	299	43	853
Proceeds from exercise of stock options and employee stock plan purchases	594	1,718	2,084	4,257
Net cash (used in) provided by financing activities	(17,109)	175,519	(47,813)	153,061
Net increase (decrease) in cash and cash equivalents	4,726	11,470	(71,902)	55,414
Cash and cash equivalents at beginning of period	382,436	447,594	459,064	403,650
Cash and cash equivalents at end of period	$387,162	$459,064	$387,162	$459,064

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership by Health Plan:	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
California	322,000	313,000	296,000
Michigan	206,000	207,000	209,000
Missouri	77,000	77,000	68,000
Nevada (1)	–	–	N/A
New Mexico	84,000	84,000	73,000
Ohio	176,000	179,000	136,000
Texas	31,000	29,000	29,000
Utah	61,000	55,000	55,000
Washington	299,000	295,000	283,000
Total	1,256,000	1,239,000	1,149,000

Total Ending Membership by State for the Medicare Advantage Plans:	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
California	1,500	1,600	1,100
Michigan	1,700	1,700	1,100
Nevada	700	600	500
New Mexico	300	200	–
Texas	400	400	–
Utah	2,400	2,200	1,900
Washington	1,000	1,000	500
Total	8,000	7,700	5,100

Total Ending Membership by State for the Aged, Blind or Disabled Population:	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
California	12,700	12,500	11,800
Michigan	30,300	30,400	31,400
New Mexico	6,300	6,500	6,800
Ohio	19,000	19,700	14,900
Texas	16,200	16,200	16,000
Utah	7,300	7,000	6,800
Washington	3,000	3,000	2,800
Total	94,800	95,300	90,500

	Quarter Ended			Year Ended
Total Member Months (2) by Health Plan:	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
California	956,000	936,000	881,000	3,721,000	3,500,000
Michigan	622,000	627,000	630,000	2,526,000	2,597,000
Missouri	232,000	228,000	136,000	910,000	136,000
Nevada	1,000	2,000	1,000	7,000	1,000
New Mexico	254,000	249,000	214,000	970,000	803,000
Ohio	533,000	530,000	412,000	1,998,000	1,567,000
Texas	91,000	87,000	88,000	348,000	335,000
Utah	177,000	161,000	155,000	659,000	593,000
Washington	892,000	884,000	849,000	3,514,000	3,419,000
Total	3,758,000	3,704,000	3,366,000	14,653,000	12,951,000

(1)	Less than 1,000 members.
(2)	A total member month is defined as the aggregate of each month’s ending membership for the period presented.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except PMPM amounts)

	Three Months Ended December 31, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$108,888	$113.88	$94,448	$98.78	86.7%	$3,308
Michigan	132,113	212.58	100,914	162.38	76.4	6,734
Missouri	59,771	258.25	44,836	193.72	75.0	–
Nevada	1,655	882.72	2,467	1,315.82	149.1	–
New Mexico	86,262	339.44	70,762	278.45	82.0	3,190
Ohio	168,554	316.51	154,169	289.50	91.5	9,378
Texas	30,019	328.94	22,095	242.12	73.6	549
Utah	41,400	234.19	38,076	215.38	92.0	–
Washington	178,486	200.00	148,123	165.97	83.0	2,871
Other (1)	1,747	–	8,891	–	–	2
Consolidated	$808,895	$215.24	$684,781	$182.21	84.7%	$26,032

	Three Months Ended December 31, 2007
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$98,138	$111.48	$81,274	$92.33	82.8%	$2,724
Michigan	122,087	193.83	103,067	163.63	84.4	6,551
Missouri	30,730	226.65	26,396	194.69	85.9	–
Nevada	2,015	1,370.58	1,705	1,160.11	84.6	–
New Mexico	77,042	360.74	62,415	292.26	81.0	2,650
Ohio	124,385	301.65	112,287	272.31	90.3	5,598
Texas	24,047	272.35	13,010	147.35	54.1	458
Utah	28,434	183.90	28,360	183.43	99.7	–
Washington	163,716	192.78	127,562	150.21	77.9	2,727
Other (1)	11	–	4,763	–	–	7
Consolidated	$670,605	$199.27	$560,839	$166.65	83.6%	$20,715

	Year Ended December 31, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$417,027	$112.06	$363,776	$97.75	87.2%	$12,503
Michigan	509,782	201.86	405,683	160.64	79.6	26,710
Missouri	225,280	247.62	184,298	202.58	81.8	–
Nevada	8,037	1,106.45	9,099	1,252.61	113.2	–
New Mexico	348,576	359.45	286,004	294.92	82.1	11,713
Ohio	602,826	301.76	549,182	274.91	91.1	30,505
Texas	110,178	316.32	84,324	242.09	76.5	1,995
Utah	155,991	236.75	139,011	210.98	89.1	–
Washington	709,943	202.02	575,085	163.64	81.0	11,668
Other (1)	3,600	–	24,850	–	–	21
Consolidated	$3,091,240	$210.97	$2,621,312	$178.90	84.8%	$95,115

	Year Ended December 31, 2007
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$378,934	$108.29	$310,226	$88.66	81.9%	$11,338
Michigan	487,032	187.55	409,230	157.59	84.0	28,493
Missouri	30,730	226.65	26,396	194.69	85.9	–
Nevada	2,438	1,440.73	2,069	1,222.76	84.9	–
New Mexico	268,115	333.94	221,567	275.97	82.6	9,088
Ohio	436,238	278.39	394,451	251.72	90.4	19,631
Texas	88,453	263.90	68,173	203.40	77.1	1,598
Utah	116,907	197.19	109,895	185.36	94.0	–
Washington	652,970	190.96	519,763	152.00	79.6	10,844
Other (1)	552	–	18,313	–	–	28
Consolidated	$2,462,369	$190.13	$2,080,083	$160.62	84.5%	$81,020

(1)	“Other” medical care costs represent primarily medically related administrative costs at the parent company.

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

MOLINA HEALTHCARE, INC.
SELECTED FINANCIAL DATA
(Dollars in thousands except PMPM amounts)
(Unaudited)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$447,479	$119.07	65.3%	$359,536	$106.84	64.0%
Capitation	115,022	30.61	16.8	98,464	29.26	17.6
Pharmacy	92,812	24.70	13.6	76,009	22.59	13.6
Other	29,468	7.83	4.3	26,830	7.96	4.8
Total	$684,781	$182.21	100.0%	$560,839	$166.65	100.0%

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$1,709,806	$116.69	65.2%	$1,343,911	$103.77	64.6%
Capitation	450,440	30.74	17.2	375,206	28.97	18.0
Pharmacy	356,184	24.31	13.6	270,363	20.88	13.0
Other	104,882	7.16	4.0	90,603	7.00	4.4
Total	$2,621,312	$178.90	100.0%	$2,080,083	$160.62	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Fee-for-service claims incurred but not paid (IBNP)	$236,492	$238,967	$264,385
Capitation payable	28,111	33,443	27,840
Pharmacy payable	18,837	18,136	14,676
Other	9,002	8,241	4,705
Total medical claims and benefits payable	$292,442	$298,787	$311,606

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MOH Reports Fourth Quarter and 2008 Year-End Results

February 11, 2009

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior years” represent the amount by which our original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The benefit of this prior period development may be offset by the addition of a reserve for adverse claims development when estimating the liability at the end of the period (captured in “Components of medical care costs related to: Current year”).  The following table shows the components of the change in medical claims and benefits payable for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007
Balances at beginning of period	$311,606	$290,048
Medical claims and benefits payable from business acquired during the period	−	14,876
Components of medical care costs related to:
Current year	2,683,399	2,136,381
Prior years	(62,087)	(56,298)
Total medical care costs	2,621,312	2,080,083
Payments for medical care costs related to:
Current year	2,413,128	1,851,035
Prior years	227,348	222,366
Total paid	2,640,476	2,073,401
Balances at end of period	$292,442	$311,606

Benefit from prior period as a percentage of:
Balance at beginning of period	19.9%	19.4%
Premium revenue	2.0%	2.3%
Total medical care costs	2.4%	2.7%

Days in claims payable	41	52
Number of members at end of period	1,256,000	1,149,000
Number of claims in inventory at end of period	87,300	161,400
Billed charges of claims in inventory at end of period	$115,400	$212,000
Claims in inventory per member at end of period	0.07	0.14
Billed charges of claims in inventory per member at end of period	$91.88	$184.51
Number of claims received during the period	11,095,100	9,578,900
Billed charges of claims received during the period	$7,794,900	$6,190,900

-END-